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                                    EXHIBIT 2


                             STOCK PLEDGE AGREEMENT


         THIS STOCK PLEDGE AGREEMENT, dated as of August 30, 1997, by and between PAUL W. ENOCH, JR., a resident of Nashville, Tennessee (the "Pledgor"), and NET\TECH INTERNATIONAL, INC., a Delaware corporation (the "Company").


                                   WITNESSETH:

         WHEREAS, the Pledgor has purchased from the Company four hundred thousand (400,000) shares of common stock, $.01 par value per share (the "Shares"), of the Company, at a price per share of $1.25, pursuant to terms of that certain Stock Purchase Agreement dated May 6, 1997, by and between the Company and the Pledgor (the "Stock Purchase Agreement"); and

         WHEREAS, the purchase price of the Shares is evidenced by a promissory note of even date herewith (the "Note"), in the principal amount of Five Hundred Thousand and No/100ths Dollars ($500,000.00), payable to the order of the Company.

         NOW, THEREFORE, in order to pledge all right, title, and interest of the Pledgor in and to the Shares, and in exchange for good and valuable consideration, and the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Pledge. As collateral security for the full payment by the Pledgor of the Note, and all principal thereon, when and as due, together with all renewals, extensions, and modifications thereof, and all notes given in part or full payment of amounts due thereunder, and all costs, including reasonable attorneys' fees, incurred by the Company in the collection or administration of same (all the foregoing, including the Note, being collectively referred to as "Secured Obligations"), the Pledgor individually hereby assigns, pledges, and delivers to the Company all of his right, title, and interest in and to the Shares. The Pledgor hereby authorizes the Company to keep and preserve the certificates evidencing the Shares in its possession until the Secured Obligations have been paid and performed in accordance with the terms of the Note and in accordance with Section 2 hereof.

         2. Release of Shares Pledged as Collateral Security. The Note provides that the principal balance of the Note shall be due on or before December 31,1997, provided, however, that Pledgor may prepay, in whole or in part, at any time or from time to time, without penalty, the principal balance before the due date. The Company and Pledgor hereby agree that upon receipt by the Company of the full amount due under the Note, the Company shall release in full the Shares pledged hereunder. If Pledgor makes a payment or payments of an amount or amounts less than the full amount due under the Note, the Company shall release in full the number of Shares that correspond to the payment made based upon the purchase price per share of stock under the Stock Purchase Agreement. Upon payment of amounts due under the Note, in full or in part, the obligation of Pledgor evidenced by this Pledge Agreement and the Note relating to the Shares or the number


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of Shares corresponding to the payment, shall, without the necessity of any further action, be fully and automatically released; the Company shall, by the acceptance of such payment or payments, relinquish any and all claims to or rights in and to the number of released Shares, and shall release, remise, and forever discharge the Pledgor from any and all claims or demands of whatsoever kind relating to such released Shares arising from, under, or by reason of this Pledge Agreement. Shares shall not for any purpose whatsoever be deemed shares pledged under this agreement once the same are released hereunder. The Company agrees promptly to execute and deliver to the Pledgor such instruments or documents, satisfactory to counsel for the Pledgor, evidencing the release of Shares pursuant to this Agreement, including but not limited to the delivery of certificates evidencing the Shares to Pledgor.

         3. Default. In the event of (a) the failure of Pledgor to make payment of amounts due under the Note secured hereby, when such shall be due and payable under the terms of the Note and such default continues for more than thirty (30) days after its due date, or (b) a general assignment for the benefit of creditors by the Pledgor, or (c) any order, judgment, or decree is entered adjudicating the Pledgor bankrupt or insolvent, or (d) the sale or transfer of the Shares pledged under this Agreement but not yet released without the prior consent of the Company, the Company is hereby vested with authority to use, transfer, hypothecate, or sell the remaining Shares secured by this Pledge Agreement, or any part thereof, or to cause the same to be done at public or private sale, upon fifteen (15) days' written notice, at such place and on such terms as the Company may deem advisable in its sole discretion, and the Company is authorized to purchase the remaining Shares when sold for its own protection; and the proceeds of such sale, transfer, or hypothecation shall be applied to the payment of the Secured Obligations in the order prescribed by the Company in his sole discretion, together with all damages, interests, costs, and charges incurred by reason of Pledgor's nonpayment of the Secured Obligations when due; provided, however, that the Company shall not convey, transfer, assign, hypothecate, encumber, pledge, or sell the remaining Shares, or any part thereof, or any interest therein, or cause, or permit, the same to be done until such remaining Shares have been registered under the Securities Act of 1933, as amended, and under any applicable state securities law, or until the Corporation has received an opinion of legal counsel satisfactory to it that such remaining Shares may be legally sold or transferred without such registration. The surplus, if any, after payment of the Secured Obligations, shall be paid to the Pledgor.

         4. Warranties and Voting of Pledged Shares. The Pledgor hereby warrants and represents that the Pledgor has the exclusive right, title, and interest in and to the Pledged Shares and that the same are unencumbered by any interest of any kind of any other person or party. So long as the Pledgor is not in default as provided in Section 3 above, the Pledgor shall have full power to vote the Shares, provided that such right to vote the Pledged Shares shall automatically terminate and cease immediately upon default by the Pledgor in any of his duties or obligations under this Pledge Agreement or by the Pledgor in his payment and performance of any of the Secured Obligations.

         5. Governing Law; Modification, etc, This Agreement and the right and obligations of The Company and Pledgor hereunder shall be construed under and in accordance with and shall be governed by the local laws of the State of Tennessee, and not the conflicts of laws of such state, cannot be changed orally, and shall bind and inure to the benefit of Pledgor and the Company and their respective personal representatives, heirs, successors and assigns.


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         6. Severability. If any term of provision or this Agreement is held to be invalid, illegal or unenforceable, the validity of the other terms and provisions shall not be affected thereby.

         7. Notices. All notices, offers, or any other communication provided for herein shall be given in writing, and shall be deemed to have been duly given if delivered in person, or within five (5) days after being sent by registered or certified United States mail, postage prepaid, or as otherwise actually delivered to the Company or the Pledgor, respectively, at the following addresses:

                    If to the Company, to:

                    Net\Tech International, Inc.
                    Attn: Glenn E. Cohen, President and Chief Operating Officer 1 West Front Street
                    Red Bank, New Jersey 07701

                    If to the Pledgor, to:

                    Paul W. Enoch, Jr.
                    330 Commerce Street
                    Nashville, Tennessee 37201

                    with a copy to:

                    Stokes & Bartholomew, P.A.
                    424 Church Street, Suite 2800
                    Nashville, Tennessee 37219
                    Attention: Elizabeth E. Moore

         Any party hereto may change the address at which he or it receives written notices by so notifying the other parties hereto in writing.

         8. Successors and Assigns. The Pledge Agreement shall be binding upon, and shall inure to the benefit of, the respective parties hereto and their successors, representatives, executors, and permitted assigns.



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         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first above written.

                                     PLEDGOR:


                                     /s/ Paul W. Enoch, Jr.
                                     ---------------------------------
                                     PAUL W. ENOCH, JR.



                                     COMPANY:

                                     NET\TECH INTERNATIONAL, INC.

                                     By: /s/ Glenn Cohen
                                         -----------------------------
                                     Its: President and COO
                                          ----------------------------